Exhibit 99.1

         Dillard's, Inc. Reports Fourth Quarter and Fiscal Year Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--March 10, 2005--Dillard's, Inc. (NYSE:DDS) (the "Company" or "Dillard's") today announced operating results for its fourth quarter and fiscal year ended January 29, 2005. This release contains certain forward-looking statements. Please refer to the Company's cautionary statement regarding forward-looking information included below under "Forward-Looking Information".
    Net income for the 13 weeks ended January 29, 2005 was $108.6 million ($1.30 per diluted share) compared to net income of $51.2 million ($0.61 per diluted share) for the 13 weeks ended January 31, 2004. Included in net income for the 13 weeks ended January 29, 2005 is a pretax gain of $83.9 million ($53.7 million after-tax or $0.64 per diluted share) related to the Company's sale of the assets of its credit card subsidiary to GE Consumer Finance. Also, included in net income for the 13 weeks ended January 29, 2005 is a pretax impairment charge of $14.7 million ($8.6 million after-tax or $0.10 per diluted share). Included in net income for the 13 weeks ended January 31, 2004 were pretax charges of $16.5 million ($11.3 million after-tax or $0.13 per diluted share) comprised of $25.0 million pretax asset impairment charges partially offset by $8.5 million of pretax gains on the sale of three store properties.
    Net income for the 52 weeks ended January 29, 2005 was $117.6 million ($1.41 per diluted share) compared to $9.3 million ($0.11 per diluted share) for the 52 weeks ended January 31, 2004. Included in net income for the 52 weeks ended January 29, 2005 is a pretax gain of $83.9 million ($53.7 million after-tax or $0.64 per diluted share) related to the Company's sale of the assets of its credit card subsidiary to GE Consumer Finance and pretax impairment charges of $19.4 million ($11.6 million after-tax or $0.14 per diluted share). Included in net income for the 52 weeks ended January 31, 2004 were after-tax net charges of $12.9 million ($0.15 per diluted share) resulting from after-tax charges totaling $38.9 million ($0.46 per diluted share) partially offset by after-tax gains totaling $26.0 million ($0.31 per diluted share). The charges for the year consisted of asset impairment and store closing charges and call premiums related to early debt reduction. The gains for the year consisted of gains on sale of certain properties, a credit recorded due to resolution of certain liabilities and a credit received from the Internal Revenue Service.

    -- Highlights of the 13 weeks ended January 29, 2005 include an improvement in gross margin performance of 140 basis points of sales and a decline in interest and debt expense of $12.6 million.

    -- Accomplishments during the 52 weeks ended January 29, 2005 include reduction of debt to $1.64 billion from $2.62 billion (including Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures), with cash and cash equivalents at January 29, 2005 of $498.2 million compared to $160.9 million at January 31, 2004.

    Revenues

    Sales for the 13 weeks ended January 29, 2005 were $2.304 billion compared to sales for the 13 weeks ended January 31, 2004 of $2.299 billion. Sales were unchanged (on a percentage basis) for the 13-week period in both total and comparable stores.
    Sales for the 52 weeks ended January 29, 2005 were $7.529 billion compared to sales for the 52 weeks ended January 31, 2004 of $7.599 billion. Sales declined 1% for the 52-week period on both a total and comparable store basis.
    On November 1, 2004, Dillard's completed the sale of substantially all of the assets of Dillard National Bank, the Company's private label credit card business, to GE Consumer Finance. GE Consumer Finance purchased substantially all of the assets of Dillard National Bank for approximately $1.1 billion, which included the assumption of $400 million of securitization liabilities, the purchase of owned accounts receivable and an undisclosed premium. As a result of the transaction, the Company recorded a pretax gain of $83.9 million ($53.7 million after-tax or $0.64 per diluted share) that is included in total revenues.
    As part of the transaction, Dillard's and GE Consumer Finance entered into a long-term marketing and servicing alliance with an initial term of 10 years. GE Consumer Finance will own the accounts and balances generated during the term of the alliance and will provide all key customer service functions supported by ongoing credit marketing efforts.

    Gross Margin/Merchandise Initiatives

    Gross margin performance for the 13 weeks ended January 29, 2005 improved 140 basis points as a percentage of sales as a result of the Company's successful efforts to improve its merchandise mix. Gross margin improvement was driven by higher levels of markups combined with lower levels of markdowns.
    Dillard's continues to focus on improvement in its merchandise mix as it reiterates management's strong belief that merchandise differentiation with special emphasis on becoming a more upscale retailer is crucial to its future success in the marketplace. The Company seeks to build and maintain customer loyalty by presenting more exciting fashion choices reflective of a younger-focused and more upscale attitude. The Company will continue to provide such merchandise from both national and exclusive brand sources. Under-performing lines of product from both national and exclusive sources will continue to be eliminated and replaced with more promising brands in the Company's ongoing efforts to improve its merchandise mix. Furthermore, utilizing the Company's existing information technology capabilities, Dillard's will continue to tailor these assortments to the local demographics, reflecting not only each specific market's culture and fashion attitude but also each store's specific sizing and style needs.
    Penetration of exclusive brand merchandise as a percentage of sales for the 52 weeks ended January 29, 2005 and January 31, 2004 was 23.1% and 20.9%, respectively.

    Advertising, Selling, Administrative and General Expenses

    Advertising, selling, administrative and general ("SG&A") expenses were $567.9 million for the 13 weeks ended January 29, 2005 compared to $563.3 million for the prior year fourth quarter. Savings in bad debts (as a result of the sale of the Company's credit card subsidiary), services purchased and property taxes were offset by increases in incentive payroll, insurance and advertising. As a result of the Company's improved performance, incentive compensation to store managers, merchants and management significantly increased during the 13 weeks ended January 29, 2005. Also during the fourth quarter, Dillard's increased its provision for workers' compensation self-insurance to reflect an expected increase in future medical costs. Dillard's increased its advertising expenditures during the quarter as it continued to evaluate new media outlets better suited to meet its customers' lifestyles than those outlets traditionally employed.

    Debt/Interest Expense

    Interest and debt expense declined to $28.4 million during the 13 weeks ended January 29, 2005 from $41.0 million for the 13 weeks ended January 31, 2004 primarily as a result of lower debt levels.
    On November 1, 2004, the Company called the remaining $26.1 million of its publicly outstanding 8.2% notes of Mercantile Stores Company, Inc. On November 3, 2004, the Company purchased $1.5 million of its 7.0% notes due December 1, 2028.
    At January 29, 2005, the Company had $1.64 billion total debt outstanding compared with $2.62 billion at January 31, 2004 (including Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures). At January 29, 2005, letters of credit totaling $69.7 million were outstanding under the Company's $1 billion revolving credit facility.
    Approximately $16 million in share repurchase authorization remained at January 29, 2005 under the Company's $200 million share repurchase program. At January 29, 2005, the Company had 83.2 million shares of its Class A and Class B Common Stock outstanding.

    Store Openings/Closings

    During the 13 weeks ended January 29, 2005, the Company completed the closure of its 44,000 square foot store in Yuma, Arizona. This closure followed the October opening of a new 98,000 square foot store at Yuma Palms. Dillard's closed its 178,000 square foot location in Metrocenter Mall in Jackson, Mississippi in November.
    At January 29, 2005, the Company operated 329 Dillard's locations spanning 29 states.
    Dillard's has announced plans to close its Harding Mall location in Nashville, Tennessee and its Westgate Shopping Center location in Cleveland in the spring of 2005. The Company will continue to focus on closing under-performing locations as appropriate.
    The Company plans to open these new Dillard's locations during 2005:


                                                    Square
            Center                    City            Feet   Month
------------------------------ ------------------- --------- ---------
St. Johns Town Center          Jacksonville, FL     240,000  March
Imperial Valley Mall           El Centro, CA        140,000  March
Crestview Hills Town Center(a) Crestview Hills, KY  200,000  March
Perimeter Mall                 Atlanta, GA          260,000  March
Northlake Mall                 North Charlotte, NC  180,000  September
The Shops at La Cantera        San Antonio, TX      200,000  September
Firewheel Town Center          Garland, TX          155,000  October
Atlantic Station               Atlanta, GA          227,000  October
The Avenue Carriage Crossing   Collierville, TN     200,000  October

(a) Replacement store.



                   Dillard's, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
                 (In Millions, Except Per Share Data)


                                        13-Week Period Ended
                              ----------------------------------------

                                January 29, 2005     January 31, 2004
                              ----------------------------------------
                                          % of                 % of
                                Amount  Net Sales    Amount  Net Sales
                              --------- ---------  --------- ---------

Net sales                     $2,303.9         -   $2,299.1        -
Total revenues                 2,419.2     105.0 %  2,371.6    103.2 %
Cost of sales                  1,543.5      67.0    1,571.7     68.4
Advertising, selling,
 administrative and general
 expenses                        567.9      24.6      563.3     24.5
Depreciation and amortization     78.9       3.4       67.9      3.0
Rentals                           15.4       0.7       21.4      0.9
Interest and debt expense         28.4       1.2       41.0      1.8
Asset impairment and store
 closing charges                  14.7       0.7       24.9      1.1
                              ---------            ---------
  Total costs and expenses     2,248.8              2,290.2
                              ---------            ---------
Income before income taxes       170.4       7.4       81.4      3.5
Income taxes                      61.8                 30.2
                              --------- ---------  --------- --------
Net Income                      $108.6       4.7 %    $51.2      2.2 %
                              ========= =========  ========= ========

Basic income per share           $1.31                $0.61
                              =========            =========
Diluted income per share         $1.30                $0.61
                              =========            =========
Basic weighted average shares     82.7                 83.4
                              =========            =========
Diluted weighted average
 shares                           83.4                 83.7
                              =========            =========


                   Dillard's, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
                 (In Millions, Except Per Share Data)


                                        52-Week Period Ended
                              ----------------------------------------

                                January 29, 2005     January 31, 2004
                              ----------------------------------------
                                          % of                 % of
                               Amount   Net Sales   Amount   Net Sales
                              --------- ---------  --------- ---------

Net sales                     $7,528.6         -   $7,598.9        -
Total revenues                 7,816.3     103.8 %  7,863.7    103.4 %
Cost of sales                  5,017.8      66.6    5,170.2     68.0
Advertising, selling,
 administrative and general
 expenses                      2,098.8      27.9    2,097.9     27.6
Depreciation and amortization    301.9       4.0      290.7      3.8
Rentals                           54.8       0.7       64.1      0.8
Interest and debt expense        139.1       1.8      181.1      2.4
Asset impairment and store
 closing charges                  19.4       0.3       43.7      0.6
                              ---------            ---------
  Total costs and expenses     7,631.8              7,847.7
                              ---------            ---------
Income before income taxes       184.5       2.5       16.0      0.2
Income taxes                      66.9                  6.7
                              --------- ---------  --------- --------
Net Income                      $117.6       1.6 %     $9.3      0.1 %
                              ========= =========  ========= ========

Basic income per share           $1.41                $0.11
                              =========            =========
Diluted income per share         $1.41                $0.11
                              =========            =========
Basic weighted average shares     83.2                 83.6
                              =========            =========
Diluted weighted average
 shares                           83.7                 83.9
                              =========            =========



                   Dillard's, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
                            (In Millions)


                                               January 29, January 31,
                                                  2005        2004
                                               ----------- -----------
Assets
Current Assets:
  Cash and cash equivalents                        $498.2      $160.9
  Trade accounts receivable                           9.7     1,191.5
  Merchandise inventories                         1,733.0     1,632.4
  Other current assets                               52.6        38.9
                                               ----------- -----------
    Total current assets                          2,293.5     3,023.7

Property and equipment, net                       3,180.8     3,197.5
Goodwill                                             35.5        36.7
Other assets                                        181.8       153.2
                                               ----------- -----------

    Total Assets                                 $5,691.6    $6,411.1
                                               =========== ===========

Liabilities and Stockholders' Equity
Current Liabilities:
  Trade accounts payable and accrued expenses      $820.2      $679.9
  Other short-term borrowings                           -        50.0
  Guaranteed Preferred Beneficial Interests in
   the Company's Subordinated Debentures                -       331.6
  Current portion of long-term debt and
   capital leases                                    96.6       168.3
  Federal and state income taxes                    128.4       106.5
                                               ----------- -----------
    Total current liabilities                     1,045.2     1,336.3

Long-term debt and capital leases                 1,343.0     1,872.6
Other liabilities                                   269.1       147.9
Deferred income taxes                               509.6       617.2
Guaranteed preferred beneficial interests in
 the Company's subordinated debentures              200.0       200.0
Stockholders' equity                              2,324.7     2,237.1
                                              ------------ -----------

    Total Liabilities and Stockholders' Equity   $5,691.6    $6,411.1
                                              ============ ===========




                     Other Financial Information
                            (In Millions)

                                              January 29,  January 31,
                                                 2005         2004
                                              ------------ -----------

Square footage                                       56.3        56.0
                                              ============ ===========
Capital expenditures:
  13 weeks ended                                   $114.8       $55.6
  52 weeks ended                                    303.5       227.4


    Supplemental Information

    Sales by Category

    During the 13 weeks ended January 29, 2005, sales of lingerie and accessories significantly exceeded the Company's average sales trend for the period. Sales of juniors' apparel, decorative home merchandise and furniture were significantly below trend.

    Sales by Region

    During the 13 weeks ended January 29, 2005, sales in the Company's Eastern region were above trend, exceeding the Company's average sales performance for the period. Sales in the Western region were slightly above trend, and sales in the Central region were below trend.

    Estimates for 2005

    The Company is updating the following estimates for certain income statement items for the fiscal year ended January 28, 2006 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See "Forward-Looking Information".


                                                     In Millions
                                                ---------------------
                                                   2005       2004
                                                 Estimated   Actual
                                                ---------- ----------

                 Depreciation and amortization  $     310  $     302
                 Rental expense                        54         55
                 Interest and debt expense            103        139
                 Capital expenditures                 335        303



    Forward-Looking Information

    The foregoing contains certain "forward-looking statements" within the definition of federal securities laws. Statements made in this release regarding the Company's execution of merchandise initiatives, the store opening schedule and estimates for 2005 are forward-looking statements. The Company cautions that forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, contained in this report are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors (without limitation) include general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company's stores are located and the effect of these factors on the buying patterns of the Company's customers; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; changes in consumer spending patterns and debt levels; adequate and stable availability of materials and production facilities from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; possible future acquisitions of store properties from other department store operators and the continued availability of financing in amounts and at the terms necessary to support the Company's future business; potential disruption from terrorist activity and the effect on ongoing consumer confidence; potential disruption of international trade and supply chain efficiencies; events causing disruption or delays in the store construction schedule, world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.

    CONTACT: Dillard's Inc., Little Rock
             Julie J. Bull, 501-376-5965